As filed with the Securities and Exchange Commission on October 14, 2021

Registration No. 333-259981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Candela Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	87-1652764
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

251 Locke Drive

Marlborough, Massachusetts 01752

(508) 358-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest Orticerio

Chief Financial Officer

251 Locke Drive

Marlborough, Massachusetts 01752

(508) 358-7400

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With copies to:

Kenneth B. Wallach, Esq. Sunny Cheong, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Jason M. Licht, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 (202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	$100,000,000	$9,270

(1)	Includes shares of common stock that the underwriters have the option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than the underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee and the NASDAQ listing fee.

(dollars in thousands)
SEC registration fee		$9,270
FINRA filing fee		15,500
NASDAQ listing fee		*
Printing fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL. We also intend to enter into indemnification agreements with our directors, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Securities

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

The Registrant was incorporated in July 2021 and issued 100 shares of its common stock to its sole stockholder for an aggregate consideration of $1.00. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof because the issuance did not involve any public offering of securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules.

Schedule I — Condensed Financial Information of the Registrant.

Item 17. Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBITS

Exhibit Number	Description

1.1***	Form of Underwriting Agreement.

3.1***	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2***	Form of Amended and Restated Bylaws of the Registrant.

5.1**	Form of Opinion of Simpson Thacher & Bartlett LLP regarding validity of the shares of common stock registered.

10.1†**	Form of Candela Medical, Inc. 2021 Equity Incentive Plan.

10.2†**	Form of Restricted Stock Unit Grant Notice and Agreement under the Candela Medical, Inc. 2021 Equity Incentive Plan (Executive Officer).

10.3†**	Form of Restricted Stock Unit Grant Notice and Agreement under the Candela Medical, Inc. 2021 Equity Incentive Plan (Non-Employee Director).

10.4†**	Form of Option Grant Notice and Agreement under the Candela Medical, Inc. 2021 Equity Incentive Plan (Executive Officer).

10.5†**	Form of Candela Medical, Inc. 2021 Employee Stock Purchase Plan.

10.6†***	Form of Amended and Restated Employment Agreement by and between Candela Medical, Inc., Syneron, Inc., Candela Corporation and Geoffrey Crouse.

10.7†***	Form of Amended and Restated Employment Agreement by and between Candela Medical, Inc., Candela Corporation and Ernest Orticerio.

10.7.1†***	Form of Amended and Restated Employment Agreement by and between Candela Medical, Inc., Syneron, Inc., Candela Corporation and Mary Trout.

10.8**	Credit Agreement, dated as of September 20, 2017, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.9**	Amendment No. 1 to Credit Agreement, dated as of October 8, 2017, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.10**	Amendment No. 2 to Credit Agreement, dated as of July 18, 2018, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.11**	Waiver and Amendment No. 3 to Credit Agreement, dated as of September 24, 2019, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.12**	Senior Facilities Agreement, dated as of January 14, 2020, among Candela Midco LLC, Candela Medical Holdings LLC, Carlyle Global Credit Investment Management LLC, Lucid Agency Services Limited and Lucid Trustee Services Limited.

10.13***	Form of Stockholders Agreement.

10.14*	Form of Director and Officer Indemnification Agreement.

10.15†***	Form of Acknowledgment Agreement (Geoffrey Crouse).

10.16†***	Form of Acknowledgment Agreement (Crouse Dorahy Family Trust).

10.17†***	Form of Acknowledgment Agreement (Ernest Orticerio).

10.18†***	Form of Acknowledgment Agreement (Mary Trout).

10.19†***	Form of Acknowledgment Agreement (Gaurav Agarwal).

10.20†***	Form of Acknowledgment Agreement (Tracy Jokinen).

Exhibit Number	Description

10.21†***	Form of Acknowledgment Agreement (Martin Madaus).

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Ernst & Young LLP with respect to the balance sheet of Candela Medical, Inc.

23.2*	Consent of Ernst & Young LLP with respect to the consolidated financial statements of Dion Holdco Limited.

23.3**	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.
†	Compensatory arrangements for director(s) and/or executive officer(s).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Massachusetts on October 14, 2021.

CANDELA MEDICAL, INC.

By:	/s/ Ernest Orticerio
Name: Ernest Orticerio
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on October 14, 2021:

Signatures	Title

/S/ GEOFFREY CROUSE GEOFFREY CROUSE	Chief Executive Officer and Director (principal executive officer)

/S/ ERNEST ORTICERIO ERNEST ORTICERIO	Chief Financial Officer (principal financial officer and principal accounting officer)

* GAURAV AGARWAL	Director

* ARNAUD BOSQUET	Director

* STEVEN DYSON	Director

* TRACY JOKINEN	Director

Signatures	Title

* MARTIN MADAUS	Director

* SALIM NATHOO	Director

*By:	/s/ Ernest Orticerio
Ernest Orticerio, Attorney-in-Fact